Exhibit 99.1
For immediate release:

Contact:	Steven Nelson
412-288-8389
steven-nelson@GNC-HQ.com
GNC ends 2006 with 11.1% growth in corporate same store sales
PITTSBURGH, Jan. 18, 2006 / — General Nutrition Centers, Inc. (GNC), the largest global specialty retailer of nutritional supplements, today announced its same store sales results for the fourth quarter and full year of 2006.
Domestic same store sales for the fourth quarter of 2006 increased 6.5 percent for corporate stores and 2.8 percent for domestic franchise stores. Corporate same store sales include Internet sales, which added 1.8 percent to corporate same store sales growth. For the year, same store sales in domestic corporate stores increased 11.1 percent, while same store sales in domestic franchise stores increased 5.7 percent. Internet sales added 1.5 percent to corporate same store sales for the entire year. This is GNC’s sixth consecutive quarter of positive same stores sales growth.
“We have had a very successful year as a result of the strategies we’ve initiated to solidify our position as a market leader through first-to-market products and innovative product development resulting in successful new launches, as well as diversified marketing efforts and improved promotional campaigns driving new consumers to GNC” said President and Chief Executive Officer Joseph Fortunato. “Performance has been strong across all of our major categories throughout the year. Strength in our core business allows us to seek out new opportunities for growth, while we continue to improve the operations and strategies that are working now.”
GNC, headquartered in Pittsburgh, Pa., is the largest global specialty retailer of nutritional products; including vitamin, mineral, herbal and other specialty supplements and sports nutrition, diet and energy products. GNC has more than 4,800 retail locations throughout the United States (including more than 1,000 franchise and 1,200 Rite Aid store-within-a-store locations) and franchise operations in 46 international markets. The company — which is dedicated to helping consumers Live Well — also offers products and product information online at www.gnc.com.
SOURCE: GNC Corporation